Exhibit 16.1

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
United States of America

December 8, 2011
Our ref: 074241/0812

Dear Sirs

RE: GULF RESOURCES, INC.

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on December 8, 2011, to be filed by our former client, Gulf Resources, Inc.. We agree with the statements made in response to that Item Insofar as they relate to our firm.

Your faithfully
BDO Limited

FYL/ETT/kc